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                                                                    Exhibit 10.4

                                 FIRST AMENDMENT

                                       TO

                              EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, made and entered into this 30th day of June , 2000, by and between BRAND SERVICES, INC. (formerly known as BRAND SCAFFOLD SERVICES, INC.), a Delaware corporation (the "Company") and JOHN
M. MONTER ("Executive").

                              W I T N E S S E T H:

     WHEREAS, the parties entered into a certain Employment Agreement dated as of June 1, 1999 (the "Employment Agreement"); and

     WHEREAS, pursuant to Section 13. (b) of the Employment Agreement, the Employment Agreement can be amended by agreement of the parties in writing; and

     WHEREAS, the parties desire to amend and modify the Employment Agreement in certain respects.

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Employment Agreement is hereby amended as follows.

     FIRST: The Employment Agreement is hereby amended by deleting Section 1 thereof, in its entirety, and substituting a new Section with the same number in lieu thereof which Section shall read as follows:

          1. EMPLOYMENT TERM. Executive's continued employment by the Company shall be for a period which shall commence on April 1, 1999, and shall terminate on March 31, 2004 (the "Expiration Date"). The period commencing as of March 31, 1999, and ending on the Expiration Date is hereinafter referred to as the "Employment Term". Notwithstanding the foregoing, the Employment Term shall terminate in any and all events upon the termination of Executive's employment hereunder.

     SECOND: The Employment Agreement is hereby amended by deleting Section 3 thereof, in its entirety, and substituting a new Section with the same number in lieu thereof which Section shall read as follows:

          3. BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of not less than (i) $375,000 for the period January 1, 1999 through December 31, 1999 and '(ii) $390,000 for the period January 1, 2000 through the Expiration Date,





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     payable in arrears, in accordance with the usual payment practices of the
     Company. Executive's Base Salary shall be subject to periodic review by the Compensation Committee of the Company, not less frequently than annually, beginning January 1, 2000.

     THIRD: The Employment Agreement is hereby amended by deleting Section 3 thereof, in its entirety, and substituting a new Section with the same number in lieu thereof which Section shall read as follows:

     5.   EMPLOYEE BENEFITS.

          (a) During the Employment Term:

               (i) Executive shall be entitled to participate on a basis no less favorable than other senior executives of the Company in all retirement, welfare benefit, incentive compensation, perquisite and other plans and arrangements of the Company applicable to senior executives of the Company as in effect from time to time; and

               (ii) Executive shall be reimbursed on a monthly basis for the lease of an automobile in an amount not to exceed $775/month and Executive shall be reimbursed on a monthly basis for the then current monthly dues and assessments as charged by Executive's country club.

          (b) In addition, for the period commencing on the date of this Agreement and ending upon the issuance by Nationwide Life Insurance Company of the "Policy", as defined in Section 5-1/2, below, the Company shall assume the obligation to pay premiums in an amount up to $2,000 annually under Executive's life insurance policy with First Colony (No. 2619072) having a face amount of $600,000.

     FOURTH: The Employment Agreement is amended by inserting an additional Section between Section 5 and Section 6, to be known as Section 5-1/2, which Section shall read as follows:

          5-1/2. PAYMENT OF LIFE INSURANCE PREMIUMS PURSUANT TO SPLIT DOLLAR AGREEMENT. Executive is or shall be the owner of a certain life insurance policy issued by Nationwide Life Insurance Company (the "Insurer") on the life of Executive having an initial face amount of Three Million Three Hundred Sixty-Nine Thousand Three Hundred Fifty-Four Dollars ($3,369,354) (the "Policy"). The Company shall remit annually to the Insurer certain payments of premiums on the Policy pursuant to a Split Dollar Agreement to be entered into between The Company and Executive in the form attached hereto as Exhibit "A" and made a part hereof (the "Split Dollar Agreement"). Obligations due the Company under the Split Dollar Agreement and under this Section 5-1/2 shall be secured by a Collateral Assignment entered into between the Company and Executive in the form attached hereto as Exhibit "B" and made a part hereof


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     (the "Collateral Assignment). Pursuant to the terms and conditions of the
     Split Dollar Agreement:

          (a) Subject to the provisions of paragraph (b), below, so long as Executive has not materially breached this Employment Agreement, the Company shall remit annually to the Insurer as payment of premiums on the Policy, the following amounts on the following dates:

 The date on which the Policy is to be issued                          $200,000
 First anniversary of the issue date of the Policy                     $200,000
 Second anniversary of the issue date of the Policy                    $200,000
 Third anniversary of the issue date of the Policy                     $200,000
 Fourth anniversary of the issue date of the Policy                    $200,000

          (b) Notwithstanding any provision of paragraph (a), above, to the contrary, in the event of a change of control of fifty-one percent (51%) or more of the common stock of the Company, other than a sale into the public markets, then not later than immediately prior to the occurrence of such change of control, the Company shall deposit cash in an amount equal to the aggregate amount of the then unpaid premium installments set forth in paragraph (a), above, with the Trustee of a "rabbi" trust, the form for which is attached hereto as Exhibit "C" and made a part hereof (the "Rabbi Trust"). So long as Executive has not materially breached this Agreement, the Trustee of the Rabbi Trust shall remit annually, on the dates and in the amounts specified in paragraph (a), above, from the Rabbi Trust to the Insurer as payment of premiums on the Policy, those premium installments specified in paragraph (a), above, unpaid on the date of such change of control. Following such change of control and the deposit by the Company with the Trustee of the Rabbi Trust of the aggregate sum required pursuant to this paragraph (b), the obligation to remit those premium installments specified in paragraph (a), above, unpaid on the date of such change of control shall be the obligation of the Trustee of the Rabbi Trust and not that of the Company.

          In the event of the insolvency of the Company as provided in the Rabbi Trust agreement, Executive shall have the right to pay any of the premiums specified hereunder when due.

          (c) In the event of a material breach by Executive of a provision of this Employment Agreement at any time on or before the fifth (5th) anniversary of the issue date of the Policy, then the Company, in addition to any other remedies it may otherwise have available at equity or at law, shall have the right to enforce its rights under this Agreement, the Split Dollar Agreement and the Collateral Assignment and surrender the Policy and receive the entire cash surrender value thereof, and any remaining balance then funding the Rabbi

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     Trust, in partial or full satisfaction, as the case may be, of the
     Company's rights under this Agreement and/or the Split-Dollar Agreement.

     FIFTH: The Employment Agreement is hereby amended by deleting paragraph (c) of Section 7 thereof, in its entirety, and substituting a new paragraph with the same letter in lieu thereof which paragraph shall read as follows:

          (c) DISABILITY; BY THE COMPANY WITHOUT CAUSE. The Employment Term shall terminate prior to the Expiration Date, at the Company's election, if Executive incurs a Disability (as defined below). In addition, the Employment Term may be terminated prior to the Expiration Date by the Company without Cause.

          If the Employment Term is terminated prior to the Expiration Date by reason of Disability or by the Company without Cause, subject to Executive's continued compliance with the covenants set forth in Section 10, Executive shall receive (i) the amounts described under Section 7(a);
     (ii) continued payment of Base Salary through the last day of the 24th month following the date of termination (the "Severance Period"); (iii) continued coverage under the Company's welfare benefit arrangements as in effect from time to time through the earlier of (A) the end of the Severance Period, and (B) such time as Executive is eligible to receive comparable welfare benefits from a subsequent employer; and (iv) in the case of a termination by the company without Cause, a Bonus payment equal to $39,000 multiplied by the number of months remaining in the Severance Period, payable at the time bonuses are paid to the Company's other senior executives.

          All other benefits following termination of the Employment Term pursuant to this Section 7(c) shall be determined in accordance with the plans, policies and practices of the Company. Provided, in the event of the disability of Executive, the provisions of Section 6(f)(i)(B) of the DU Brand Holdings, Inc. Stock Option Plan in effect as of the date of the execution of this Agreement shall be of no effect and neither DU Brand Holdings, Inc. nor its successor or designee shall have the absolute right to acquire any shares owned or acquired by Executive, his spouse and lineal descendants or any trust the beneficiaries of which consist only of such Executive, the Executive's spouse or lineal descendants. Notwithstanding the foregoing, any such shares shall remain subject to the terms and conditions of the Amended and Restated Shareholders Agreement dated as of September 30, 1996 among DU Merchant Banking Partners, L.P; DU International Partners, C.V.; DU Offshore partners, C.V.; DU Merchant Banking funding, Inc.; Carlisle-Brand Investors, L.P.; Rust Industrial Services, Inc.; DU Brand Holdings, Inc.; Brand Scaffold Services, Inc.; and Certain Individuals.

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     SIXTH: The Employment Agreement is hereby amended by deleting Section 8 thereof, in its entirety, and substituting a new Section with the same number in lieu thereof which Section shall read as follows:

          8. Change of Control. In the event of a change of control of 51% or more of the common stock of the Company, other than a sale into the public markets, Executive shall have the option to terminate his employment with the Company and to receive for a period of 24 months following his termination (a) the Executive's then-current monthly salary; (b) a monthly bonus of $39,000; and (c) all Employee Benefits described in Section 5 of this Agreement.

     SEVENTH: The Employment Agreement is hereby amended by deleting Section 9 thereof, in its entirety, and substituting a new Section with the same number in lieu thereof which Section shall read as follows:

          9. CHANGE OF JOB RESPONSIBILITIES. In the event of a change of control of 51% or more of the common stock of the Company, other than a sale into the public markets, if Executive's job responsibilities are changed from those described in Section 2 of this Agreement, Executive shall have the option to terminate his employment with the Company and to receive for a period ending on the last day of the 24th month following the Executive's termination or the Expiration Date, whichever is later, (a) the Executive's then-current monthly salary; (b) a monthly bonus of $39,000; and (c) all Employee Benefits as described in Section 5 of this Agreement.

     EIGHTH: The Employment Agreement is hereby amended by deleting paragraph
(a) of Section 10 thereof, in its entirety, and substituting a new paragraph with the same letter in lieu thereof which paragraph shall read as follows:

          (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Employment Term, and thereafter, through the fifth
     (5th) anniversary of the issue date of the Policy:

               (i) Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which the Company or any of its affiliates conducted any such competing line of business.

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               (ii) Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited from engaging in by clause (i) above.

     NINTH: The Employment Agreement is amended by inserting an additional Section between Section 12 and Section 13, to be known as Section 12-1/2, which Section shall read as follows:

          12-1/2. EXCISE TAX IMPOSED ON EXECUTIVE AS A RESULT OF CHANGE OF CONTROL. If (i) there occurs a change of control of fifty-one percent (51%) or more of the common stock of the Company, other than a sale into the public markets, and (ii) Executive shall be liable for any tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision thereto, as a result of payments under this Employment Agreement, then not later than the due date for the payment of any such tax, the company shall pay to Executive (a) an amount equal to such tax, plus (b) an amount equal to any additional taxes incurred by Executive as a result of the tax payments to Executive prescribed pursuant to clause (a), immediately preceding, and this clause (b).

     TENTH: The Employment Agreement is amended by inserting an additional paragraph between paragraphs (m) and (n) of Section 13, to be known as paragraph (m'), which paragraph shall read as follows:

          (m') FEES AND EXPENSES IN EVENT OF BREACH BY COMPANY FOLLOWING CHANGE OF CONTROl. Notwithstanding any provision of paragraph (m), above, to the contrary, in the event of a breach of this Agreement by the Company at any time after a change of control of fifty-one percent (51%) or more of the common stock of the Company, other than a sale into the public markets, whether or not litigation is commenced, then, the Company shall pay to Executive, in addition to any damages incurred by Executive, the costs and expenses incurred by Executive in connection with such breach (including, without limitation, all court costs and reasonable attorneys' fees and costs.

          ELEVENTH: The Employment Agreement, as modified by this First Amendment to Employment Agreement, shall remain in full force and effect according to the terms thereof.

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     IN WITNESS WHEREOF, the parties have executed this First Amendment to
Employment Agreement the day and year first above written.



                                             /s/     John M. Monter
                                                --------------------------------
                                                John M. Monter

                                                        "Executive"


                                                BRAND SERVICES, INC.



                                                By:__

                                                Title:

                                                                 the "Company"